News Release
INVESTOR AND MEDIA CONTACT:
George R. Kirkland
Senior Vice President and Treasurer
Phone: (229) 873-3830
gkirkland@sgfc.com

For Immediate Release

Southwest Georgia Financial Reduces Nonperforming Assets Through Transfer of Property

MOULTRIE, GEORGIA, June 30, 2003 -- Southwest Georgia Financial Corporation (AMEX: SGB), the parent company of Southwest Georgia Bank, announced today that it has agreed to transfer their largest nonperforming asset for a nominal fee of $200,000 to the Georgia Trust for Historical Preservation. The asset is reflected on their financial statements at March 31, 2003, at a net book value of $1.966 million. The pretax charge to net income associated with the transfer is estimated to be $1.8 million. Going forward, operating expenses will be reduced by approximately $90,000 per quarter. In addition, the reduction in nonperforming assets will measurably improve the asset quality ratios for the bank.

DeWitt Drew, President and CEO, noted, "We believe the renovation of the hotel has been one of the key initiatives undertaken to reinvigorate downtown Moultrie. We are confident that the Georgia Trust for Historical Preservation will place the property in good hands while preserving both the momentum gained in enhancing the downtown area and the historical character of the property."

He went on to say, "Operationally, the property consumed resources of the bank and negatively impacted our asset quality ratios. By transferring the property, we accomplish our multiple goals of helping Moultrie to continue to prosper while improving our balance sheet and operational performance."

The property is the Colquitt Retirement Inn. In 1992, Southwest Georgia Bank underwrote the renovation of the property, which was at that time an eyesore for the community, as part of its efforts towards the development of the downtown Moultrie area. Located at 7 North Main Street in Moultrie, the historic hotel was converted into a personal care and retirement home. Empire Real Estate Management, Inc., a subsidiary of the Company and bank, foreclosed the property in 1999. Included as stipulations to the transfer to the Georgia Trust for Historical Preservation are conditions that require the ultimate owner to maintain the character of the architecture of the facility. Southwest Georgia Bank will be providing assistance to the 24 residents of the facility in finding and relocating to new homes.

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $240 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County, branch offices located in Baker County and Thomas County, and automated teller machine (ATM) facilities conveniently located in the surrounding cities of Doerun, Newton, and Pavo, as well as the main office. The bank provides, in addition to conventional banking services, investment planning and management, trust management, mortgage banking and
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commercial and individual insurance products.  Insurance products and advice are provided by Southwest Georgia Insurance Services, which has offices in Colquitt and Mitchell Counties. Its subsidiary, Empire Financial Services, Inc., provides mortgage banking services for primarily commercial properties.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at its website: www.sgfc.com.

This news release contains certain brief forward-looking statements concerning the Company's outlook. The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, could affect the Company's actual results and could cause actual results in the future to differ materially from those expressed or implied in any forward-looking statements included in this release: overall economic conditions, the success of the transfer, that the new ownership will be successful or that other loans may default. Additional information regarding these risks and other factors that could cause the Company's actual results to differ materially from our expectations is contained in the Company's filings with the Securities and Exchange Commission. Except as otherwise required by federal securities laws, Southwest Georgia Financial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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